Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aspira Women's Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Other	2,500,000	(3)	$0.105	(1)	$262,500	$0.00015310	$40.19
Total Offering Amount							$262,500		$40.19
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$40.19

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock of the Registrant which become issuable under the Registrant’s 2019 Stock Incentive Plan, as amended (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of Aspira Women’s Health, Inc.’s (the “Registrant’s”) common stock, par value $0.001 per share (“Common Stock”), as reported on OTCQB Marketplace operated by OTC Markets Group Inc. on June 6, 2025, which date is within five business days prior to the filing of this Registration Statement.
(3)	Represents 2,500,000 additional shares of Common Stock available for issuance under the 2019 Plan. On June 4, 2025, at the Registrant’s 2025 annual meeting of shareholders, the shareholders of the Registrant approved an increase in the number of shares reserved under the 2019 Plan by 2,500,000 shares.

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